Exhibit 10.2
SEPARATION AND GENERAL RELEASE AGREEMENT
     This Separation and General Release Agreement (this “Agreement”), is entered into this 31st day of March, 2010 (the “Effective Date”), by and between Hossein M. Moghadam (“Moghadam”) on the one hand, and Western Digital Corporation (“WDC”), on behalf of itself and all other corporations or other entities a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by WDC (each, a “WDC Subsidiary”), on the other hand. WDC and all WDC Subsidiaries are referred to collectively herein as “Western Digital.”
     WHEREAS, Moghadam has been employed as Senior Vice President, Chief Technology Officer of WDC; and
     WHEREAS, Moghadam and Western Digital have mutually agreed to terminate Moghadam’s employment relationship with Western Digital upon the terms set forth herein.
     NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Moghadam and Western Digital agree as follows:
     1. Separation. Moghadam’s position as Senior Vice President, Chief Technology Officer, for Western Digital and as an employee of Western Digital, or in any other capacity for Western Digital, is hereby terminated effective March 31, 2010 (“Separation Date”). Moghadam acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, incentive compensation or other wages), and usual benefits through the end of the pay period immediately preceding his execution of this Agreement, or, if signed on or after the Separation Date, through the Separation Date. Except as otherwise provided in this Agreement, all benefits of employment will cease as of the Separation Date. Moghadam hereby acknowledges that he is not eligible for any severance benefits under any Western Digital plan or policy, and that the only benefits he is entitled to after the Separation Date are those specifically set forth in this Agreement.
     2. Consideration. In consideration for the covenants undertaken and releases given herein by Moghadam, and provided that Moghadam (a) executes this Agreement, (b) is not in breach or default of this Agreement, (c) does not revoke this Agreement during the 7 day revocation period following his execution of this Agreement, and (d) performs all of his obligations under this Agreement, Western Digital agrees to provide the following consideration (beyond that which Moghadam is currently entitled to receive):
i.	Separation Pay. Western Digital shall pay to Moghadam the sum of Eight Hundred Twenty Thousand Dollars and No Cents ($820,000), less standard withholding and authorized deductions, within thirty (30) days of the Separation Date.

ii.	COBRA. Provided Moghadam timely elects COBRA continuation of his medical, dental and/or vision coverage existing as of the Separation Date, Western Digital shall make the applicable COBRA premium payments on Moghadam’s behalf until the earlier of (i) eighteen (18) months following the

Separation Date or (ii) Moghadam’s becoming eligible for equivalent coverage under another employer’s plan(s). Moghadam shall provide notice to Western Digital upon becoming eligible for equivalent coverage under another employer’s plan(s).

iii.	ICP Payment. With respect to the ICP cycle ending July 2, 2010, Western Digital shall pay to Moghadam a lump sum payment in the amount of Seventy-Six Thousand Eight Hundred Seventy-Five Dollars and No Cents ($76,875), less standard withholding and authorized deductions, which represents a pro-rata portion of Moghadam’s target bonus opportunity under the ICP for the cycle ending July 2, 2010 (with such pro-rata portion based on the number of full months during the cycle prior to the Separation Date and assuming achievement of the applicable performance goals at 100% of target, regardless of Western Digital’s actual achievement for the cycle). The amount will be paid within thirty (30) days of the Separation Date. For avoidance of doubt, Moghadam shall not be entitled to any other amount in respect of the ICP cycle ending July 2, 2010.

iv.	Options. On the Separation Date, Moghadam’s then-outstanding stock options will vest and become fully exercisable and shall continue to be exercisable at any time during the three (3) year period following the Separation Date. Notwithstanding anything to the contrary herein, the exercisability of Moghadam’s outstanding stock options shall continue to be governed by the stock incentive plan and stock option agreement applicable to such options.
     3. Release. Except for those obligations created by or arising out of this Agreement, Moghadam, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Western Digital, its divisions, subsidiaries, parents, or affiliated partnerships and corporations, past and present, and each of them, as well as its and their directors, officers, shareholders, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with Moghadam’s employment with Western Digital or his separation from Western Digital, including, without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance. The foregoing release does not extend to (i) the obligations of Western Digital referred to in Section 2 above, and (ii) Employee’s vested rights, if any, under any stock option grant or restricted stock unit grant pursuant to the terms of such grant agreements.

     4. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all Claims as stated above. Accordingly, Moghadam hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Moghadam acknowledges that he later may discover Claims or facts in addition to or different from those which Moghadam now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Moghadam hereby waives any Claims that might arise as a result of such different or additional Claims or facts.
     5. ADEA Waiver. Moghadam expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Moghadam further expressly acknowledges and agrees that:
a.	In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

b.	He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	He was informed that he had twenty-one (21) days within which to consider the Agreement; and

d.	He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.
     6. Denial of Liability. This Agreement does not constitute an admission by Western Digital of any violation of federal, state or local law, ordinance or regulation or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Western Digital. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.
     7. Proprietary Information and Assignment. Moghadam acknowledges that by reason of his position with Western Digital, he has been given access to confidential, proprietary or private materials or information respecting Western Digital and its affairs. Moghadam represents that he has held all such information confidential and will continue to do so, and that he will not use such information for any purpose without the prior written consent of Western

Digital. Notwithstanding anything to the contrary herein, at all times in the future, Moghadam shall remain bound by the Employee Invention and Confidentiality Agreement he previously executed (“Proprietary Information Agreement”).
     8. Warranty Regarding Non-Assignment. Moghadam warrants and represents that he has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Moghadam shall defend, indemnify and hold harmless Western Digital from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
     9. Termination of Relationship. Moghadam and Western Digital acknowledge that any employment relationship between them terminates on March 31, 2010, and that they will have no further employment or contractual relationship except as may arise out of this Agreement.
     10. Non-Disparagement. Moghadam agrees that he shall not (i) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Western Digital, as well as its trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them, or (ii) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of Western Digital. Nothing herein shall in any way prohibit Moghadam from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Moghadam.
     11. Soliciting Employees. Moghadam promises and agrees that he will not, for a period of one (1) year following the Separation Date, directly or indirectly, solicit any employee of Western Digital to work for any business, individual, partnership, firm or corporation.
     12. Litigation and Investigation Assistance. Moghadam agrees to cooperate in the defense of Western Digital against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Moghadam’s employment with Western Digital. Furthermore, Moghadam agrees to cooperate in the prosecution of any claims and lawsuits brought by Western Digital that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Moghadam’s employment with Western Digital. Except as requested by Western Digital or as required by law, Moghadam shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving Western Digital or (ii) threatened or pending government investigation involving Western Digital. Western Digital shall reimburse Moghadam for all reasonable out-of-pocket expenses incurred in providing assistance pursuant to this provision.
     13. Severability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable.

     14. Integration Clause. This instrument constitutes and contains the entire agreement and understanding concerning Moghadam’s employment and the other matters addressed. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties. Notwithstanding the foregoing, the parties agree that the Proprietary Information Agreement shall remain in full force and effect.
     15. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     16. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
     17. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     18. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
     19. Advice of Counsel. In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
     20. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary to appropriate to give full effect to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
     21. Construction. It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Internal Revenue Code. This Agreement shall be construed and interpreted consistent with that intent.
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     The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this 31st day of March, 2010, at Orange County, California.

“Moghadam”

/s/ Hossein M. Moghadam
Hossein M. Moghadam
EXECUTED this 31st day of March, 2010, at Orange County, California.

“WESTERN DIGITAL”

By: Name:	/s/ Jackie DeMaria Jackie DeMaria
Title:	Senior Vice President, Human Resources

ACKNOWLEDGMENT AND WAIVER
     I, Moghadam, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
     EXECUTED this 31st day of March, 2010, at Orange County, California.

/s/ Hossein M. Moghadam
Hossein M. Moghadam